EXHIBIT 10.36(c)

THIRD AMENDMENT AND
WAIVER TO CREDIT AGREEMENT

    THIRD AMENDMENT AND WAIVER, dated as of March 27, 2003, to the Credit Agreement referred to below (this "Amendment") among BUTLER INTERNATIONAL, INC., a Delaware corporation ("Holdings"), BUTLER SERVICE GROUP, INC., a New Jersey corporation, as Borrower (the "Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders ("Agent") and the other Lenders signatory hereto from time to time.

W I T N E S S E T H:

    WHEREAS, Borrower, the other Credit Parties signatory thereto, Agent, and Lenders signatory thereto are parties to that certain Credit Agreement, dated as of September 28, 2001 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

    WHEREAS, Agent and Lenders have agreed to amend the Credit Agreement and to waive certain violations of the Credit Agreement, in the manner, and on the terms and conditions, provided for herein;

    NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

       1.     Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement or Annex A thereto.

        2.    Waiver. Agent and Lenders hereby waive, as of the Amendment Effective Date (as defined below), all Events of Default arising solely from: (a) Borrowers failure to make the regularly scheduled amortization payment on the Term Loan A on April 1, 2003 (the "Amortization Payment"), pursuant to Section 1.1(b)(i)(2) of the Credit Agreement, provided that: (i) the Amortization Payment shall be due and payable and Borrower shall make the Amortization Payment on the Commitment Termination Date, (ii) any employee bonuses to be paid by Borrower or any Credit Party during Fiscal Year 2003 to senior management (corporate vice presidents and above) who are subject to the management by objective bonus plan shall be paid in stock or other non-cash consideration and (iii) immediately upon Borrower's or any other Credit Parties receipt of (y) a $3,200,000 tax refund from the Internal Revenue Service (the "Tax Refund") and (z) net cash proceeds ("Cash Proceeds") from the sale of Butler Service Group UK Ltd, a/k/a BSG UK Ltd, the Tax Refund and Cash Proceeds are immediately turned over to Agent via either direct wire transfer to the Collection Account or by deposit into the lockbox account established at Bank of America, N.A., Account No. 3750369153, which Tax Refund and Cash Proceeds will be applied, after payment of fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents as follows: fifty percent (50%) shall be applied to the Term Loan A and fifty percent (50%) shall be applied to payment of the Revolving Loan, and (b) Borrower's failure to comply with the Financial Covenants referenced in Section 6.10 of the Credit Agreement and set forth in Annex G, clauses (b) (Minimum Fixed Charge Coverage Ratio), (c) (Minimum Tangible Net Worth) and (d) (Minimum Interest Coverage Ratio) thereof for the Fiscal Quarter ended December 31, 2002. Nothing herein shall be deemed a waiver of any term or condition of any Loan Document nor shall be deemed to prejudice any right or rights which Agent or Lenders may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

        3.    Amendments. (a) Annex A of the Credit Agreement is hereby amended as of the Effective Date by amending and restating each definition from Annex A to the Credit Agreement set forth below in its entirety to reads as set forth below:

        "EBITDA" means, for any period, EBIT for such period, plus (i) all charges in such period for amortization of intangibles, depletion and depreciation, (ii) for any period ending on or before December 31, 2001, up to $1,000,000 of restructuring charges solely for purposes of determining the Applicable Margin in the grid set forth in Section 1.5(a), and (iii) for any period ending on or before December 31, 2001, with the consent of the Agent, up to $1,000,000 of restructuring charges solely for purposes of calculating compliance with the financial covenants set forth in Section 6.10 and Annex G, minus the sum of (a) the amount of non-cash charges as the result of any grant to any Person of Stock or other non-cash consideration and (b) up to $2,000,000 of restructuring charges for the period ending December 31, 2003."

        "Fixed Charges" means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) (i) actual payments of principal with respect to Indebtedness for the period April 1, 2003 to March 31, 2004 and (ii) scheduled payments of principal with respect to Indebtedness during all other periods, plus (c) Capital Expenditures during such period plus (d) amounts actually paid by Holdings and its Subsidiaries for federal, state and local income tax obligations, minus the sum of (i) any prepayments required to be made pursuant to Sections 1.3(b)(ii), (b)(iii), or (b)(iv) of the Credit Agreement, and (ii) any payments received as a result of tax refunds."

        (b) Annex G of the Credit Agreement is hereby amended as of the Effective Date by deleting Annex G in its entirety and substituting in lieu thereof Annex G attached hereto.

        4.    Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, each of Holdings and Borrower makes the following representations and warranties to Agent and Lenders:

            (a)    The execution, delivery and performance of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the "Amended Credit Agreement") by Borrower and Holdings: (a) is within such Person's organizational power; (b) has been duly authorized by all necessary or proper corporate and shareholder action; (c) does not contravene any provision of such Person's charter or bylaws or equivalent organizational documents; (d) does not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) does not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound, other than the employment agreement of Edward M. Kopko; (f) does not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent pursuant to the Loan Documents; and (g) does not require the consent or approval of any Governmental Authority or any other Person.

            (b)    This Amendment has been duly executed and delivered by or on behalf of each of Holdings and Borrower.

            (c)    Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of Borrower and each of the other Credit Parties party thereto, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            (d)    No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

            (e)    No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Governmental Authority, or before any arbitrator or panel of arbitrators, (i) which challenges Borrower's or, to the extent applicable, any other Credit Party's right, power, or competence to enter into this Amendment or perform any of their respective obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (ii) which if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of Holdings or Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

            (f)    The representations and warranties of Borrower and the other Credit Parties contained in the Credit Agreement and each other Loan Document shall be true and correct on and as of the Amendment Effective Date and the date hereof with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

        5.    No Other Amendments/Waivers. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

        6.    Outstanding Indebtedness; Waiver of Claims. Each of Borrower and the other Credit Parties hereby acknowledges and agrees that as of March 27, 2003 the aggregate outstanding principal amount of (i) the Revolving Loan is $23,310,575.29, (ii) the Term Loan A is $17,000,000 and (iii) the Term Loan B is $18,000,000 and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Borrower and each other Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, "Claims"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the date hereof, provided, that neither Borrower nor any other Credit Party waives any Claim solely to the extent such Claim relates to the Agent's or any Lender's gross negligence or willful misconduct.

        7.    Expenses. Borrower and the other Credit Parties hereby reconfirms its respective obligations pursuant to Sections 1.9 and 11.3 of the Credit Agreement to pay and reimburse Agent, for itself and Lenders, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

        8.    Amendment Fee. In consideration for the waivers and other accommodations herein, Borrower hereby agrees to pay Agent, for Agent's own account, a nonrefundable cash amendment fee equal to $30,000 (the "Amendment Fee").

        9.    Effectiveness. This Amendment shall be deemed effective as of the date hereof (the "Amendment Effective Date") only upon satisfaction in full in the judgment of Agent of each of the following conditions:

            (a)    Amendment. Agent shall have received five (5) original copies of this Amendment duly executed and delivered by Agent, each Lender, Borrower and the other Credit Parties.

            (b)    Payment of Expenses and Amendment Fee. Borrower shall have paid to Agent (i) all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses), and (ii) the Amendment Fee.

            (c)    Representations and Warranties. The representations and warranties of or on behalf of the Credit Parties in this Amendment shall be shall be true and correct on and as of the Amendment Effective Date and the date hereof, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

        10.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        11.    Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUTLER SERVICE GROUP, INC.

By:____________________________
Name:__________________________
Title:___________________________

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:___________________________
Duly Authorized Signatory

The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrowers.

BUTLER INTERNATIONAL, INC.

By: __________________________
Name: ________________________
Title: ________________________

BUTLER SERVICES INTERNATIONAL, INC.

By: __________________________
Name: ________________________
Title: ________________________

BUTLER TELECOM, INC.

By: __________________________
Name: ________________________
Title: ________________________

BUTLER SERVICES, INC.

By: __________________________
Name: ________________________
Title: ________________________

BUTLER UTILITY SERVICE, INC.

By: __________________________
Name: ________________________
Title: ________________________

ANNEX G (Section 6.10)
to
CREDIT AGREEMENT

  FINANCIAL COVENANTS

    Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

        (a)    Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures that exceed $6,000,000 in the aggregate in any Fiscal Year:

        (b)    Minimum Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for (i) the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before March 31, 2002 the period commencing on July 1, 2001, and ending on the last day of such Fiscal Quarter), (ii) the Fiscal Quarter ending March 31, 2003, and (iii) the 12 month period then ended (or with respect to the Fiscal Quarters in 2003 ending on or before December 31, 2003 the period commencing on April 1, 2003 and ending on the last day of such Fiscal Quarter) of not less than the following::

          0.70 for the Fiscal Quarter ending September 30, 2001;

          0.70 for the Fiscal Quarter ending December 31, 2001;

          0.70 for the Fiscal Quarter ending March 31, 2002;

          0.70 for the Fiscal Quarter ending June 30, 2002;

          0.75 for the Fiscal Quarter ending September 30, 2002;

          1.00 for the Fiscal Quarter ending December 31, 2002;

          (0.40) for the Fiscal Quarter ending March 31, 2003;

          0.70 for the Fiscal Quarter ending June 30, 2003;

          0.80 for the Fiscal Quarter ending September 31, 2003;

          0.90 for the Fiscal Quarter ending December 31, 2003;

          0.90 for the Fiscal Quarter ending March 31, 2004; and

          1.10 for each Fiscal Quarter ending thereafter.

        (c)    Minimum Tangible Net Worth. Borrower and its Subsidiaries on a consolidated basis shall at the end of each Fiscal Quarter set forth below, maintain Tangible Net Worth of not less than the following:

          Fiscal Quarter Ending                                                         Minimum Tangible Net Worth

          September 30, 2001                                                                 $50,000,000
          December 31, 2001                                                                  $50,000,000
          March 31, 2002                                                                        $50,000,000
          June 30, 2002                                                                           $50,000,000
          September 30, 2002                                                                 $50,000,000
          December 31, 2002                                                                  $50,000,000
          March 31, 2003                                                                        $44,000,000
          June 30, 2003                                                                           $44,000,000
          September 31, 2003                                                                 $43,000,000
          December 31, 2003                                                                  $43,000,000
          March 31, 2004                                                                        $42,000,000
          Each Fiscal Quarter ending thereafter                                 $44,000,000

        (d)    Minimum Interest Coverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have at the end of each Fiscal Quarter set forth below an Interest Coverage Ratio for (i) the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before March 31, 2002, the period commencing on July 1, 2001 and ending on the last day of such Fiscal Quarter), (ii) the Fiscal Quarter ending March 31, 2003, and (iii) the 12 month period then ended (or with respect to the Fiscal Quarters in 2003 ending on or before December 31, 2003 the period commencing on April 1, 2003 and ending on the last day of such Fiscal Quarter) of not less than the following:

1.00 for the Fiscal Quarter ending September 30, 2001;
1.00 for the Fiscal Quarter ending December 31, 2001;
1.00 for the Fiscal Quarter ending March 31, 2002;
1.00 for the Fiscal Quarter ending June 30, 2002;
1.50 for the Fiscal Quarter ending September 30, 2002;
1.50 for the Fiscal Quarter ending December 31, 2002;
(0.50) for the Fiscal Quarter ending March 31, 2003;
1.00 for the Fiscal Quarter ending June 30, 2003;
1.00 for the Fiscal Quarter ending September 31, 2003;
1.00 for the Fiscal Quarter ending December 31, 2003;
1.00 for the Fiscal Quarter ending March 31, 2004; and
1.50 for each Fiscal Quarter ending thereafter.

    Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.